Exhibit 10.4

FORBEARANCE AGREEMENT

(NOTICE - CONTAINS A WAIVER OF TRIAL BY JURY)

This Forbearance Agreement by and between Datatec Industries, Inc. ("Customer") and IBM Credit LLC ("IBM Credit") is dated February 27, 2004 (the "Forbearance Agreement").

WITNESSETH:

WHEREAS, Customer and IBM Credit have entered into that certain Inventory and Working Capital Financing Agreement dated November 10, 2000 (as amended, supplemented or otherwise modified from time to time, the "Financing Agreement"); and all loans made by IBM Credit to the Customer, and all other liabilities and obligations at any time owing by the Customer by IBM Credit are secured by security interests granted by the Customer to IBM Credit pursuant to the terms of the Financing Agreement in all of the Customer's then existing and thereafter acquired inventory, equipment, accounts receivables, chattel paper, contract rights, documents, instruments, general intangibles and other items of personal property described in the Financing Agreement; and .

WHEREAS, HH Communications, Inc. ("HHCI") and Datatec Systems, Inc. ("DSI") (each individually a "Guarantor" and collectively the "Guarantors") have each unconditionally guaranteed payment to IBM Credit of all Obligations at any time owing by the Customer to IBM Credit under the Financing Agreement or otherwise pursuant to (i) the Guaranty (By Corporation) dated November 8, 2000 signed by HHCI and (II) the Guaranty (By Corporation) dated November 8, 2000 signed by DSI;

WHEREAS, certain Events of Default (as defined in the Financing Agreement) and noticed in the letter dated December 17, 2003 from Mr. Steven Flanagan to Mr. Raul Pupo (the "December 17, 2003 Letter" and the letter dated January 29, 2004 from Mr. Steven Flanagan to Mr. Raul Pupo (the "January 29, 2004 Letter") have occurred and are continuing; and

WHEREAS, the Customer desires that IBM Credit forbear from exercising certain remedies available to IBM Credit under the Financing Agreement.

WHEREAS, IBM Credit has agreed to forbear from exercising those certain remedies available under the Financing Agreement pursuant to the terms and conditions of this Forbearance Agreement.

NOW, THEREFORE, in consideration of the foregoing and the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Customer and IBM Credit agree as follows:

Section 1. Capitalized Terms. All capitalized terms not herein defined shall have the meaning set forth in the Financing Agreement.

Section 2. Customer Acknowledgement.

The customer acknowledges that it is currently in default of certain of its Obligations to IBM Credit under the Financing Agreement. As of the date of this Forbearance Agreement, Customer acknowledges that the Events of Default as set forth in the December 17, 2003 Letter and the January 29, 2004 Letter have occurred under the Financing Agreement and are continuing (the "Existing Events of Default"):

Section 3. Collection Costs and Expenses. Customer reaffirms the terms of Section 10.3 of the Financing Agreement and agrees to reimburse IBM Credit for all collection costs and expenses including attorney's fees, including but not limited to counsel fees, arising out of the Existing Events of Default or any other Event of Default and any bankruptcy filing by Customer or any Guarantor or against Customer or any Guarantor or other insolvency proceeding involving Customer or any Guarantor and any other defaults.

Section 4. Guarantor Acknowledgement and Reaffirmation. Each Guarantor acknowledges that the Customer is currently in default of its obligations to IBM Credit under the Financing Agreement as indicated in Section 2 of this Forbearance Agreement. Each Guarantor hereby acknowledges the Existing Events of Default (and the amendments set forth herein) and hereby ratifies, reaffirms and restates its agreement to unconditionally guarantee payment of any obligations owed by Customer to IBM Credit of any obligation as set forth in its Guaranty and as modified by this Forbearance Agreement. Each of the Guarantors hereby reaffirms the validity, legality and enforceability of its guaranty and agrees that its guaranty is and shall remain in full force and effect with respect to the obligations of Customer. Each Guarantor is not aware of any defense, which would prevent and/or delay the enforcement of the Guaranties.

Section 5. Forbearance Conditions. IBM Credit is willing to forbear, subject to the terms of this Forbearance Agreement, from exercising its remedies as a result of the Existing Events of Default for the period from the date hereof until April 30, 2004 ("Termination Date"), provided that each and all of the following conditions (the "Forbearance Conditions") are satisfied at all times to the satisfaction of IBM Credit in its sole discretion:
(A)

Customer shall provide to IBM Credit the following; (i) 10Q's as of 10/31/03 and 1/31/04 by 3/31/04; (ii) actual cash flow numbers, in the same format as the cash flow forecasts previously provided by the Customer, for the months ended 1/31 and 2/29/04 by 3/15/04 and for the month ending 3/31/04 by 4/15/04; and (iii) by 4/15/04, a projection, by month, for the year ending 4/30/05; each month therein shall include a balance sheet, profit and loss statement and a statement of cash flows, in the same detail as is provided for quarterly financial statements.

(B)	IBM Credit shall have received a fully executed copy (including execution by each of the Guarantors) of this Forbearance Agreement on or before March 27, 2004;
(C)	No Guarantor shall revoke or terminate, or attempt to revoke or terminate, its Guaranty;
(D)	No representation or warranty made by the Customer or any Guarantor in this Forbearance Agreement, the Financing Agreement or any Guaranty shall prove to have been in error, or untrue;
(E)	No additional Default or Event of Default shall occur, other than the Existing Events of Default set forth in Section 2 of this Forbearance Agreement;
(F)

There shall occur no further deterioration of Customer's or any Guarantors' financial position, insolvency or any other event that could reasonably by expected to have a material adverse effect, (i) on the business, operations, results of operations, assets or financial condition of the Customer or any Guarantor, (ii) on the aggregate value of the collateral granted to IBM Credit in connection with the Financing Agreement or any Other Documents ("Collateral") or the aggregate amount which IBM Credit would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral to recover the Obligations in full, or (iii) on the rights and remedies of IBM Credit under this Forbearance Agreement, the Financing Agreement or any Guaranty; and

(G)	Customer shall not assign any of its rights, title and interest in and to the Collateral, to any other party.

Section 6. Amendment. The Financing Agreement is hereby amended as follows:

Attachment A to the Inventory and Working Capital Financing Agreement is hereby amended by deleting such Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A. The changes contained in the new Attachment A include, without limitation, the following:

The Credit Line is changed to Twenty-five Million Dollars ($25,000,000.00), effective March 1, 2004.

Section 7. No Liens, Etc. The Customer shall not, and will not permit any of its Subsidiaries to, create, incur, assume, grant or suffer to exist any lien, claim, mortgage, security interest, attachment or other encumbrance of any kind, (whether consensual or arising by operation of law) upon any of its property, assets or revenues, whether now owned or hereafter acquired, except upon the prior written consent of IBM Credit.

Section 8. Termination. (A) Pursuant to Section 10.1 of Financing Agreement, upon an Event of Default, IBM Credit may declare all of Customer's Outstanding Advances and other indebtedness under the Financing Agreement to be immediately due and payable and immediately terminate the Financing Agreement. In the spirit of good faith and cooperation and as an accommodation to Customer, IBM Credit is giving Customer until April 30, 2004 before IBM Credit asserts any remedies available to it under the Financing Agreement or otherwise. On such date, if no further forbearance or other agreement is reached with IBM Credit in writing, Customer's Outstanding Advances and other indebtedness under the Financing Agreement will be due and payable on the Termination Date (April 30, 2004) (unless due sooner according to its terms or pursuant to the provisions hereof).

(B) In the event that any one or more of the Forbearance Conditions is not fulfilled to IBM Credit's satisfaction in its sole discretion, IBM Credit's agreement to forbear as set forth herein shall, at IBM Credit's election but without further notice to or demand upon the Customer, terminate, and IBM Credit shall thereupon have and may exercise from time to time all of the remedies available to it under the Financing Agreement, the Guaranty, this Forbearance Agreement and applicable law as a consequence of the Existing Events of Default. In addition and provided that the Forbearance Conditions continue to be fulfilled to the satisfaction of IBM Credit, the Financing Agreement shall terminate on the Termination Date unless terminated earlier in accordance herewith and in accordance with the Financing Agreement. Upon the termination of the Financing Agreement, all of the Customer's Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms, on the effective date of termination. IBM Credit's rights under the Financing Agreement and IBM Credit's security interest in the Collateral shall continue after termination of the Financing Agreement until all of the Customer's Obligations to IBM Credit are indefeasibly paid in full.

Section 9. Representations and Warranties of the Customer and each Guarantor. The Customer and each Guarantor represent and warrant that:

9.1 The Financial Covenants of Customer are true and correct as of the date of this Forbearance Agreement and no default exists under the Financing Agreement, except for the Existing Events of Default identified in Section 2 of this Forbearance Agreement that are in existence on the date hereof.

9.2 Subject to the existence of the Existing Events of Default specified in Section 2 of this Forbearance Agreement, the representations and warranties of Customer contained in the Financing Agreement were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof.

9.3 The execution, delivery and performance by the Customer and each Guarantor of this Forbearance Agreement and the consummation of the transactions contemplated hereby are within the corporate owner of the Customer and each Guarantor, have been duly authorized by all necessary corporate actions on the part of the Guarantor and do not result in a breach of or constitute a default under any agreement or instrument to which the Customer and each Guarantor is a party or by which it or any of its properties are bound.

9.4 This Forbearance Agreement constitutes a legal, valid and binding obligation of Customer and each Guarantor, enforceable against the Customer and each Guarantor in accordance with its terms.

9.5 Each party is entering into this Forbearance Agreement freely and voluntarily with the advice of legal counsel of its own choosing.

9.6 Each party has freely and voluntarily agreed to the waivers and undertakings set forth in this Forbearance Agreement.

9.7 Customer has not engaged in any fraudulent transfer of its assets.

9.8 Except as disclosed by Customer in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against Customer or any of the Guarantors.

9.9 Except as specifically provided in this Forbearance Agreement, there exists no promises or agreements by IBM Credit to:

(i)	provide additional funding or credit to Customer,
(ii)

extend the terms for repayment of any obligation or provide additional funding or credit to the Customer under the Financing Agreement (Customer acknowledging that, upon the occurrence of an Event of Default, IBM Credit shall be entitled to enforce in full the terms of repayment for any obligation as set forth in the Forbearance Agreement), or

(iii)	make any future advances or other financial accommodations to Customer.

9.10 Except as specifically amended hereby, all of the provisions of the Financing Agreement shall remain unamended and in full force and effect. Customer represents that its obligations under the Financing Agreement shall remain in full force and effect and are enforceable obligations not subject to any claims, offsets or defects.

Section 10. Waiver of Limitations Period. The Customer and each Guarantor hereby severally waive the benefit of any statute of limitations that might otherwise bar the recovery of any of the obligations from anyone or more of them.

Section 11. Relationship of Parties; No Third Party Beneficiaries. Nothing in this Forbearance Agreement shall be construed to alter the existing debtor-creditor relationship between the Customer and IBM Credit. Nor is this Forbearance Agreement intended to change or affect in any way the relationship between IBM Credit and each Guarantor to one other than a debtor-creditor relationship. This Forbearance Agreement is not intended, nor shall it be construed to create, a partnership or joint venture relationship between or among any of the parties hereto. No party, other than a party hereto is intended to be a beneficiary hereof, and no party other than a party hereto shall be authorized to rely upon the contents of this Forbearance Agreement.

Section 12. Actions Against Guarantors Who Do Not Sign This Forbearance Agreement. The parties hereto acknowledge that IBM Credit reserves the right to immediately commence an action against any Guarantor who does not execute this Forbearance Agreement.

Section 13. Subordination of Other Obligations. Any indebtedness of Customer now or hereafter held by any Guarantor is hereby subordinated in right of payment to the obligations owing by the Customer to IBM Credit, and any such indebtedness collected or received by any such Guarantor shall be held in trust for IBM Credit and shall forthwith be paid over to IBM Credit to be credited and applied against any obligations, but without affecting, impairing, or limiting in any manner the liability of any Guarantor hereunder or under any other provision of any Guaranty.

Section 14. Waivers and Consents. Neither this Forbearance Agreement nor any provisions hereof may be waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by the party against whom enforcement of the change, waiver discharge or termination is sought. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

Section 15. Entire Forbearance Agreement; Modification of Forbearance Agreement. This Forbearance Agreement and the Financing Agreement constitute the entire understanding of the parties with respect to the subject made hereof and thereof. This Forbearance Agreement may not be modified, altered or amended except by agreement in writing signed by all the parties hereto.

Section 16. Governing Law. This Forbearance Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws, which govern the Financing Agreement.

Section 17. Nonwaiver of Default. IBM Credit expects Customer to strictly adhere to the provisions of the Financing Agreement and to perform its Obligations thereunder accordingly. Any failure by Customer to comply with the provisions of the Financing Agreement or the terms herein may result in the immediate termination of the Financing Agreement. Neither this Forbearance Agreement nor IBM Credit's forbearance hereunder shall be deemed a waiver of or consent to the Existing Events of Default referenced in Section 2 of this Forbearance Agreement or any other default that may have occurred in addition to the Existing Events of Default or a course of dealing with respect to any default. The Customer and each Guarantor agree that such Existing Events of Default, as referenced in Section 2 of this Forbearance Agreement, shall not be deemed t have been waived, released or cured by virtue of such loans or IBM Credit's agreement to forbear pursuant to the terms of this Forbearance Agreement or the execution of this Forbearance Agreement. IBM Credit retains all of its rights and remedies contained in this Forbearance Agreement, the Guaranties and the Financing Agreement, including the right to make immediate demand as a result of Customer's default as provided thereunder.

Section 18. No Novation, etc. This Forbearance Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and except as otherwise expressly stated herein, the Financing Agreement remains in full force and effect. Notwithstanding any prior mutual temporary disregard of any of the terms of the Financing Agreement, the parties agree that the terms of the Financing Agreement shall be strictly adhered to on and after the date hereof except as expressly modified by this Forbearance Agreement.

Section 19. Counterparts; Waivers of Notice of Acceptance. This Forbearance Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall constitute an original, but all of which taken together shall be one and the same instrument. In proving this Forbearance Agreement or the Financing Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Notice of IBM Credit's acceptance is hereby waived.

Section 20. The Parties Hereby Acknowledge and Agree as Follows:
(a)	The Customer is indebted to IBM Credit under the Financing Agreement;
(b)

The amount owing by the Customer to IBM Credit is $28,034,884.77 of principal plus accrued interest through the date of this Forbearance Agreement is due and payable by the Customer to IBM Credit pursuant to the terms of the Financing Agreement;

(c)	All Obligations of the Customer under the Financing Agreement shall be due and payable on the Termination Date unless due sooner in accordance herewith the Financing Agreement;
(d)	But for the forbearance and other considerations made by IBM Credit under this Forbearance Agreement, the Customer would have no ability to reorganize its affairs.

Section 21. JURY TRIAL WAIVER. EACH OF IBM CREDIT, THE CUSTOMER AND THE GUARANTORS HEREBY INRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY THPE IN WHICH IBM CREDIT, THE CUSTOMER AND THE GUARANTORS ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS FORBEARANCE AGREEMENT,THE FINANCING AGREEMENT, THE GUARANTY OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

Section 23. SUBMISSION AND CONSENT TO JURISDICTION. TO INDUCE IBM CREDIT TO DELIVER THIS FORBEARANCE AGREEMENT, EACH OF THE CUSTOMER AND GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(A)

SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS FORBEARANCE AGREEMENT, THE FINANCING AGREEMENT, THE GUARANTIES AND ANY OTHER DOCUMENT, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NOON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK.

(B)

CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PORCEEDING IN ANY SUCH COURTOR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

(C)

AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREROF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO CUSTOMER AND GUARANTOR AT ITS ADDRESS SET FORTH ON THE SIFNATURE PAGE HEREOF OR AT SUCH OTHER ADDRESES OF WHICH IBM CREDIT SHALL HAVE BEEN NOTIFIED IN WRITING.

(D)	AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 25. Miscellaneous. Customer agrees not to make distributions, loans, advances, contributions or payments of money or goods to any Affiliate, Subsidiary or parent company or any officer, director or stockholder of Customer or its Affiliates, Subsidiaries, or parent company except as is allowed in Section 8.14 of the Financing Agreement. Customer shall continue to pay when due al amounts under the Financing Agreement and to direct all payments by Customer's Account debtors to the Lockbox. IBM Credit retains all of its rights and remedies contained in this Forbearance Agreement, the Financing Agreement and the Guaranties, the right to make immediate demand as a result of Customer's Existing Defaults or any other Event of Default as provided thereunder. IBM Credit may exercise any and all rights and remedies of a secured party under the Uniform Commercial Code and any other rights and remedies it may have under applicable law.

IN WITNESS WHEREOF, the parties hereto have read this entire Forbearance Agreement and have caused this Forbearance Agreement to be duly executed and delivered on the date first written above.
Datatec Industries, Inc.	ATTEST:

By: /s/ Raymond R. Koch	/s/ Richard K. Davis
(Secretary)
Print Name: Raymond R. Koch
(Corporate Seal)
Title: Chief Operating Officer

Address:

ACKNOWLEDGED AND AGREED TO BY:

HH Communications, Inc. (Guarantor)

By: /s/ Raymond R. Koch

Print Name: Raymond R. Koch

Address:

Datatec Systems, Inc. (Guarantor)

By: /s/ Raymond R. Koch

Print Name: Raymond R. Koch

Title: Chief Operating Officer

IBM Credit LLC

By: /s/ Steven A. Flanagan

Print Name: Steven A. Flanagan

Title: Manager, Global Special Handling

Address:

ATTACHMENT A, ("IWCF ATTACHMENT A") TO

INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT

("IWCF AGREEMENT")DATED November 10, 2000

EFFECTIVE DATE OF THIS ATTACHMENT A: March 1, 2004

SECTION I. CUSTOMER/LOAN PARTIES:

(A) CUSTOMER: Datatec Industries, Inc.

Customer's Organization No. (Assigned by State of Organization): 0100224550

(B) ADDITIONAL LOAN PARTIES ORGANIZATION NO. (Assigned by State of Org)

None

SECTION II. FEES, RATES AND REPAYMENT TERMS
(A)	Credit Line: Twenty-five Million Dollars ($25,000,000.00);

(B)	Borrowing Base:

(i) 85% of the amount of the Customer's Eligible Accounts other than Concentration Accounts as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

(ii) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (i) of the Borrowing Base; provided that the advance on Eligible Accounts from International Business Machines Corporation as Concentration Account Debtor is 95%;

(iii) 100% of the Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are new and in un-opened boxes. The value to be assigned to such inventory shall be based upon the Authorized Supplier's invoice price to Customer for Products net of all applicable price reduction credits;

(iv) up to 35% of the value of Customer's inventory in the Customer's possession as of the date of determination as reflected and identified in the Customer's most recent Collateral Management Report constituting Products designated by Customer as "Cable" and not financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are new and in un-opened boxes. The value to be assigned to such inventory shall be determined by commercially reasonable methods, in IBM's sole discretion; and,

(v) up to 25% of the value of Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products not financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are new and in un-opened boxes. The value to be assigned to such inventory shall be determined by commercially reasonable methods, in IBM's sole discretion.

(C)	Product Financing Charge: Prime Rate plus 1.75%

(D)	Product Financing Period: 70 days

(E)	Collateral Insurance Amount: Five Million Dollars ($5,000,000.00)

(F)	A/R Finance Charge

(i) PRO Advance Charge: Prime Rate plus 1.75%

(ii) WCO Advance Charge: Prime Rate plus 1.75%

(iii) Excess Outstandings Surcharge: Prime Rate plus 4.00%, to be charged on the aggregate Average Daily Balance in excess of Twenty-five Million Dollars ($25,000,000.00), effective from June 1, 2003 to and including August 31, 2003.

(G)	Delinquency Fee Rate: Prime Rate plus 6.500%

(H)	Shortfall Transaction Fee: Shortfall Amount multiplied by 0.30%

(I)	Free Financing Period Exclusion Fee: Product Advance multiplied by 0.25%

(J)	Other Charges:

(i) Annual Renewal Fee: $20,000.00

(ii) Monthly Service Fee: Fifteen Hundred Dollars ($1,500.00)

SECTION III. Bank Account

Customer's Lockbox(es) and Special Account(s) will be maintained at the following Bank(s):

Name of Bank:	Fleet Bank

Address:	208 Harristown Road

Glen Rock, NJ 07452

Phone:

Lockbox Address:	PO Box 31633, Hartford, CT 06150-0633

Special Account #:	2017-208090

SECTION IV. FINANCIAL COVENANTS:

Definitions: The following terms shall have the following respective meanings in this Attachment. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

"Consolidated Net Income" shall mean, for any period, the net income (or loss), after taxes, of Customer on a consolidated basis for such period determined in accordance with GAAP.

"Current" shall mean within the ongoing twelve month period.

"Current Assets" shall mean assets that are cash or expected to become cash within the ongoing twelve months.

"Current Liabilities" shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve month period. All indebtedness to IBM Credit shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

"EBITDA" shall mean, for any period (determined on a consolidated basis in accordance with GAAP), (a) the Consolidated Net Income of Customer for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) the Customer's provisions for taxes based on income for such period; (ii) Interest Expense for such period; and (iii) depreciation and amortization of tangible and intangible assets of Customer for such period.

"Fixed Charges" shall mean, for any period, an amount equal to the sum, without duplication, of the amounts for such as determined for the Customer on a consolidated basis, of (i) scheduled repayments of principal of all Indebtedness (as reduced by repayments thereon previously made), (ii) Interest Expense, (iii) capital expenditures (iv) dividends, (v) leasehold improvement expenditures and (vi) all provisions for U.S. and non U.S. Federal, state and local taxes.

"Fixed Charge Coverage Ratio" shall mean the ratio as of the last day of any fiscal period of (i) EBITDA as of the last day of such fiscal period to (ii) Fixed Charges.

"Interest Expense" shall mean, for any period, the aggregate consolidated interest expense of Customer during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

"Long Term" shall mean beyond the ongoing twelve month period.

"Long Term Assets" shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

"Long Term Debt" shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

"Net Profit after Tax" shall mean Revenue plus all other income, minus all costs, including applicable taxes.

"Revenue" shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

"Subordinated Debt" shall mean Customer's indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM Credit.

"Tangible Net Worth" shall mean:

Total Net Worth minus;

(a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets as identified in Customer's financial statements;

(b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

(c) all callable/redeemable preferred stock.

"Total Assets" shall mean the total of Current Assets and Long Term Assets.

"Total Liabilities" shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

"Total Net Worth" (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities.

"Working Capital" shall mean Current Assets minus Current Liabilities. Customer will be required to maintain the following financial ratios, percentages and amounts as of the last Interest)

	Covenant	Covenant Requirement 4/30/03	Covenant Requirement 7/31/03	Covenant Requirement 10/31/03	Covenant Requirement 1/31/04 and thereafter

(i)	Minimum Quarterly Revenue	Equal to or Greater than $23,000,000	Equal to or Greater than $23,000,000	Equal to or Greater than $23,000,000	Equal to or Greater than $25,000,000

(ii)	Net Profit After Tax to New Revenue	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent

(iii)	Tangible Net Worth (Total assets less Total Liabilities and Goodwill)	Equal to or Greater than $2,500,000	Equal to or Greater than $2,500,000	Equal to or Greater than $2,500,000	Equal to or Greater than $5,000,000

(iv)	Debt Service Ratio (Operating Income to Interest)	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.75:1.0

(v)	Debt to Equity (Total Debt to Equity)	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0

SECTION V. ADDITIONAL CONDITIONS PRECEDENT PURSUANT TO SECTION 5.1 (J) OF THE AGREEMENT
•	Executed Blocked Account Amendment;

•	Executed Corporate Guaranty of Datatec Services, Inc.;

•	Executed Corporate Guaranty of eDeploy.com, Inc.;

•

Executed guaranty of any shareholder(s) owning ten (10) percent or more of the equity of Customer. Customer shall cause guarantor(s) to submit a personal financial statement upon the request of IBM Credit;

•	Executed Notes Payable Subordination Agreement in the amount of One Million Three Hundred and Ninety Thousand Dollars ($1,390,000.00) from Christopher Carey;

•	Fiscal year-end financial statements of Customer as of end of Customer's prior fiscal year audited by an independent certified public accountant;

•	A Certificate of Location of Collateral whereby the Customer certifies where Customer presently keeps or sells inventory, equipment and other tangible Collateral;

•	Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit in any assets that IBM Credit relies on to satisfy Customer's obligations to IBM Credit;

•	Listing of all creditors providing accounts receivable financing to Customer;

•	A Collateral Management Report in the form of Attachment F as of the Closing Date;

•	A Compliance Certificate as to Customer's compliance with the financial covenants set forth in Attachment A as of the last fiscal month of Customer for which financial statements have been published;

•

An Opinion of Counsel substantially in the form and substance of Attachment H whereby the Customer's counsel states his or her opinion about the execution, delivery and performance of the Agreement and other documents by the Customer;

•

A Corporate Secretary's Certificate substantially in the form and substance of Attachment I certifying to, among other items, the resolutions of Customers Board of Directors authorizing borrowing by Customer;

•	Termination or release of Uniform Commercial Code filing by another creditor as required by IBM Credit;

•	A copy of an all-risk insurance certificate pursuant to Section 7.8 (B) of the Agreement;

•	Executed Letter of Direction;

•	Executed Letter of Notification;

•	Executed Acknowledgment of Payment and Termination from Finova;